Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations/Corporate Communications

302/498-6944

Incyte Announces Pricing of Public Offering of 18,000,000 Shares
of Common Stock

Wilmington, DE —September 24, 2009—Incyte Corporation (Nasdaq: INCY) today announced the pricing of its underwritten public offering of 18,000,000 shares of its common stock at a price to the public of $6.75 per share. The offering is expected to close on September 30, 2009, subject to customary closing conditions.  Incyte also granted the underwriters a 30-day option to purchase an additional 2,700,000 shares of common stock. All of the shares are being offered by the Company.

The Company intends to use the net proceeds of this offering for general corporate purposes, including research and development activities.

Goldman, Sachs & Co. is acting as sole book-running manager of this offering.  Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are acting as co-managers.

The shares are being issued pursuant to an effective shelf registration statement. Printed copies of the prospectus supplement and related prospectus relating to the offering may be obtained, when available, from Goldman, Sachs & Co. (Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Telephone: 1-866-471-2526, Fax: 212-902-9316 or Email at prospectus-ny@ny.email.gs.com).

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock, nor shall there be any sale of the common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. This offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective shelf registration statement.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs for oncology, inflammation and diabetes.  Incyte’s most advanced compound, INCB18424, is in Phase III development for myelofibrosis.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the intended use of net proceeds from the offering, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including satisfaction of the conditions to closing of the offering, the risks associated with drug research and development and clinical trials, unanticipated costs in research and development efforts or other unanticipated cash requirements, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Incyte disclaims any intent or obligation to update these forward-looking statements.